EXHIBIT 99.1

Press Release	For Further Information: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

Photronics Enters into Strategic Supply and
Technology License Agreements with Micron

Existing MP Mask Joint Venture Will Not Be Renewed Past May 5, 2016

BROOKFIELD, Connecticut March 24, 2015 ― Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today that it has entered into strategic supply and technology license agreements with Micron Technology, Inc. (NASDAQ:  MU) whereby Photronics will receive outsourced photomask supply volume from Micron.  Micron and Photronics will not renew their existing MP Mask joint venture after May 5, 2016, which is the ten year anniversary of its formation.  The new agreement places the company in the majority merchant supplier position for Micron.  Upon the conclusion of the MP Mask joint venture, Micron may elect to purchase the MP Mask assets or Photronics’ equity interest in MP Mask, in which case Photronics will receive a payment based upon net book value as of May 5, 2016, which was approximately $93 million as of December 4, 2014.

“Both companies have seen a major transformation of their respective business and market position since we established our relationship in 2006,” said Constantine “Deno” Macricostas, Chairman and CEO of Photronics. “Looking forward to the next five to ten years, with technology advances and the size of our respective markets and capital requirements, we both came to the conclusion that it was best to transfer MP Mask’s assets to Micron while freeing capital for Photronics. This successful relationship helped propel Photronics to the global merchant leader.  We are very appreciative of Micron and their support of Photronics through the years and we look forward to continuing our strong relationship in the future.”

“Implementing the joint venture served both companies well as we grew market share and achieved success in each of our respective markets,” stated Scott DeBoer, VP Research and Development for Micron.  “Photronics has been a valued partner to Micron as we operated MP Mask together, and we look forward to continuing to work with Photronics in the future.”

A conference call with investors and the media to discuss this announcement is scheduled for 8:30 a.m. Eastern time on Wednesday, March 25, 2015. The live dial-in number is (408) 774-4601. The call can also be accessed by logging onto Photronics' web site at www.photronics.com. The call will be archived for instant replay access until the Company reports its fiscal 2015 second quarter results.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, “could”, “estimate”, “intend”, “may”, “will” and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

08-2015